Exhibit 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

March 1, 2015

Subsidiary	Jurisdiction of Incorporation
Amity Oil International Pty Ltd	Australia
Incremental Petroleum Pty Ltd	Australia
TransAtlantic Australia Pty Ltd	Australia
TransAtlantic Exploration Mediterranean International Pty Ltd	Australia
TransAtlantic (Holdings) Australia Pty Ltd	Australia
Anschutz Morocco Corporation	Bahamas
Direct Petroleum Morocco, Inc.	Bahamas
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Maroc, Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
TransAtlantic Holdings, Ltd.	Bahamas
Stream Oil & Gas Ltd.	British Columbia
TransAtlantic Holdings B.C. Ltd.	British Columbia
Longe Energy Limited	Bermuda
Thrace Basin Natural Gas (Turkiye) Corporation	British Virgin Islands
Direct Petroleum Bulgaria EOOD	Bulgaria
TransAtlantic Albania Ltd.	Cayman Islands
TransAtlantic Petroleum Cyprus Limited	Cyprus
Viva Exploration Ventures Ltd.	Cyprus
TransAtlantic Petroleum (USA) Corp.	Delaware
MOS Viking SARL	Morocco
TransAtlantic Worldwide Romania SRL	Romania
Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S.	Turkey
TransAtlantic Petroleum Ukraine LLC	Ukraine
Viva Exploration LLC	Ukraine